Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Lineage Cell Therapeutics, Inc., of our report dated March 10, 2025, relating to the consolidated financial statements of Lineage Cell Therapeutics, Inc. (the “Company”) as of and for the year ended December 31, 2024, (which report expresses an unqualified opinion), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Baker Tilly US, LLP (formerly, Moss Adams LLP)

San Diego, California August 15, 2025